Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 1, 2013 with respect to the consolidated financial statements of Prospect Global Resources, Inc. as of March 31, 2013 and 2012 and for each of the two years in the period ended March 31, 2013, and the cumulative period from August 5, 2010 to March 31, 2013, included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, as filed with the Securities and Exchange Commission. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ EKS&H LLLP

July 1, 2013
Denver, Colorado